Exhibit 4.9

(Translation, for reference only)

Termination Agreement

THIS TERMINATION AGREEMENT (“Agreement”) is made and entered into as of November 30, 2016 (“Execution Date”), by and between ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of Taiwan (“ChipMOS Taiwan”), and Tsinghua Unigroup Ltd., a company incorporated under the laws of the People’s Republic of China (“Tsinghua Unigroup”).

WHEREAS, ChipMOS Taiwan and Tsinghua Unigroup entered into that certain Share Subscription Agreement, dated as of December 11, 2015 (“Share Subscription Agreement”), pursuant to which, 299,252,000 common shares issued through private placement by ChipMOS Taiwan to be subscribed by a de facto controlled entity of Tsinghua Unigroup (“Subscriber”); further, ChipMOS Taiwan and Tsinghua Unigroup entered into that certain Strategic Alliance Agreement, dated as of the same date (“Strategic Alliance Agreement”). ChipMOS Taiwan, Tsinghua Unigroup and Tibet MaoYeChaungXin INVESTMENT CO., LIMITED entered into that certain Subscriber Joinder Agreement, dated as of February 25, 2016 (“Subscriber Joinder Agreement”).

WHEREAS, given the subjective and objective factors and after an amicable negotiation between ChipMOS Taiwan and Tsinghua Unigroup, both Parties reach an agreement to terminate the Share Subscription Agreement, Strategic Alliance Agreement and Subscriber Joinder Agreement.

NOW, THEREFORE, ChipMOS Taiwan and Tsinghua Unigroup hereby agree as follows:

Article 1 Termination

1.1	ChipMOS Taiwan and Tsinghua Unigroup agree to terminate the Share Subscription Agreement and Strategic Alliance Agreement pursuant to the mutual termination provisions of Article 8.1(1) of the Share Subscription Agreement and Article 2.2(1) of the Strategic Alliance Agreement, and mutually agree to terminate the Subscriber Joinder Agreement. The foregoing termination shall take effect upon the Execution Date.

(Translation, for reference only)

1.2	ChipMOS Taiwan and Tsinghua Unigroup agree to release the other Party and its directors, managerial officers, employees, consultants and agents (collectively, “Released Persons”) from any and all liabilities and obligations arising from the Share Subscription Agreement, Strategic Alliance Agreement or Subscriber Joinder Agreement, and both Parties waive any and all claims, demands, fees, costs and expenses which ChipMOS Taiwan or Tsinghua Unigroup may have or assert against the Released Persons pursuant to or in connection with the Share Subscription Agreement, Strategic Alliance Agreement or Subscriber Joinder Agreement.

1.3	Notwithstanding anything to the contrary in the Share Subscription Agreement, Strategic Alliance Agreement or Subscriber Joinder Agreement, none of the survival clauses in the Share Subscription Agreement, Strategic Alliance Agreement or Subscriber Joinder Agreement except for that Articles 10.5 and 10.10 in the Share Subscription Agreement and Articles 3.4 and 3.9 in the Strategic Alliance Agreement shall survive after the Execution Date.

Article 2 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Taiwan. The Parties shall first seek to resolve any dispute arising from or in connection to this Agreement through negotiation. If the Parties fail to resolve such dispute through negotiation, each Party shall have the right to issue notice (“Dispute Notice”) to the other Party, and such Dispute Notice shall specify the details of the dispute. If the Parties fail to resolve such dispute amicably through negotiation within sixty (60) days from the date a Party issues its Dispute Notice to the other Party, each Party shall have the right to submit such dispute to the Hong Kong International Arbitration Center, and proceed with the arbitration procedures in accordance with the Rules of the International Chamber of Commerce with three (3) arbitrators. Each Party shall select one (1) arbitrator, and the third arbitrator shall be appointed by the two (2) arbitrators so selected. All such proceedings shall be conducted entirely in Mandarin Chinese. The Parties agree to keep the contents of the dispute and the proceeding of the arbitration confidential. The arbitration award shall be final and binding on the Parties. The losing Party in such arbitration shall bear all costs and expenses related to the arbitration as determined by the arbitrators in such dispute (including attorney’s fees).

(Translation, for reference only)

Article 3 Miscellaneous

3.1	If there is any discrepancy between the Share Subscription Agreement, Strategic Alliance Agreement or Subscriber Joinder Agreement, and this Agreement, this Agreement shall prevail.

3.2	This Agreement constitutes the entire and only agreement between the Parties, and supersedes all written and oral undertakings, agreements and expressions of intent prior to the execution hereof.

3.3.	Regarding the expenses arising from this Agreement, each Party shall bear the expenses incurred by it pursuant to the nature of such expenses and the relevant provisions.

3.4	This Agreement shall be executed in four (4) originals. ChipMOS Taiwan and Tsinghua Unigroup shall hold two (2) originals each.

[Signature page follows]

This is the signature page for the “TERMINATION AGREEMENT”

ChipMOS TECHNOLOGIES INC.	Tsinghua Unigroup Ltd.

Name: Shih-Jye Cheng Title: Chairman	Name: Weiguo Zhao Title: Chairman